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                                                                      Exhibit 18



                        PREFERABILITY LETTER OF KPMG LLP



April 18, 2005



Board of Directors of Hayes Lemmerz International, Inc.
Northville, Michigan

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Hayes Lemmerz International, Inc. (the Company) and subsidiaries as of January 31, 2005 and 2004 (the Successor), and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended January 31, 2005, and for the period from June 1, 2003 to January 31, 2004 (Successor periods), the period from February 1, 2003 to May 31, 2003 and the year ended January 31, 2003 (Predecessor periods), and have reported thereon under date of April 18, 2005. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended January 31, 2005. As stated in Note 2 to those financial statements, the Company changed its method of accounting for the consolidation of the financial statements of its international subsidiaries in the consolidated financial statements based on fiscal years ending December 31, to including them in the consolidated financial statements based on fiscal years ending January 31. The Company states that the newly adopted accounting principle is preferable in the circumstances because the change aligns the year end reporting date of the Company's international subsidiaries with the Company's year end reporting. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


Very truly yours,


/s/ KPMG LLP